EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

GS MORTGAGE SECURITIES CORPORATION II

FIRST.  The name of the corporation is GS Mortgage Securities Corporation II.
SECOND.  The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.
THIRD.  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH.  The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $.01.
FIFTH.  The name and mailing address of the incorporator is Samuel Ramos, 125 Broad Street, New York, New York 10004.
SIXTH.  The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.
SEVENTH.  Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.
NINTH.  Any action required or permitted to be taken by the holders of Common Stock of the corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 16th day of November, 1995.

/s/ Samuel Ramos
Samuel Ramos